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                                                                    EXHIBIT 2.2

            FILED
      IN THE OFFICE OF THE
   SECRETARY OF STATE OF THE
       STATE OF NEVADA
        SEP 22 1998
       NO. C15064-94
           ---------
        DEAN HELLER
DEAN HELLER, SECRETARY OF STATE


                              CERTIFICATE OF AMENDMENT
                        TO THE ARTICLES OF INCORPORATION OF
                      AMERICAN INTERNATIONAL INDUSTRIES, INC.

     We, the undersigned, Daniel Dror, President, and Rebekah Laird-Ruthstrom, Secretary, of American International Industries, Inc., a Nevada corporation (the "Corporation), do hereby certify:

     That the Board of Directors of the Corporation in a Unanimous Written Consent on August 5, 1998 adopted a resolution to amend the original articles as follows:

          "Section 1 of Article VI of the Corporation's Articles of Incorporation is hereby amended to read as follows:

          "Section 1. AUTHORIZED SHARES. The total number of shares which the Corporation shall have the authority to issue is 210,000,000 which shall consist of 10,000,000 shares of Preferred Stock of the par value of $.001 per share and 200,000,000 shares of Common Stock of the par value of $.001 per share. The Board of Directors of the Corporation shall have authority to establish series of unissued shares of any or all of the Preferred Stock by fixing and determining the relative rights and preferences of the shares of any series so established within the limitations of Nevada law and to increase or decrease the number of shares within each such series; provided, however, that the Board of Directors may not decrease the number of shares within a series below the number of shares within such series that is then issued."

     That the number of shares of the Corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 86,722,078 and that the said change and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.




                                       /s/ Daniel Dror
                                       ---------------------------------
                                       Daniel Dror, President



                                       /s/ Rebekah Laird-Ruthstrom
                                       ---------------------------------
                                       Rebekah Laird-Ruthstrom, Secretary

STATE OF TEXAS           )
COUNTY OF GALVESTON      )

     On the 6th day of August 1998, personally appeared before me, a Notary Public, Daniel Dror, President and Rebekah Laird-Ruthstrom, Secretary of American International Industries, Inc., who acknowledged that they execute the above instrument.



                                       /s/ Celia-Frances Mabry
                                       ---------------------------------
                                       NOTARY PUBLIC

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[SEAL]   CELIA-FRANCES MABRY
            NOTARY PUBLIC
           State of Texas
        Comm. Exp. 07-14-2002
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